EXHIBIT 10.26

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

NON-QUALIFIED STOCK OPTION AWARD NOTICE

Participant:	[ ]
Type of Award:	Non-Qualified Stock Options
Number of Shares:	[ ]
Exercise Price:	$[ ]
Date of Grant:	[ ]
Expiration Date:	[ ]

This Award Notice serves to notify you that the Board of Directors (the “Board”) of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), a non-qualified stock option award (the “Award” or the “Option”), on the terms and conditions set forth in the attached Non-Qualified Stock Option Award Agreement and the Plan, of the number of options to purchase shares of the Company’s $.01 par value common stock (the “Common Stock”) set forth above.

PAYCHEX, INC.

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

1. Grant of Option. This Non-Qualified Stock Option Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Non-Qualified Stock Option Award (the “Award” or the “Option”) granted to you by the Board of Directors (the “Board”) of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. You may obtain a copy of the Plan from the Office of the Corporate Secretary. The capitalized terms used in this Award Agreement, and not otherwise defined herein, are defined in the Plan.

2. Term. Unless the Option is previously terminated pursuant to the terms of this Award Agreement or the Plan, the Option will expire at the close of business on the “Expiration Date” set forth in the Award Notice.

3. Vesting. Subject to the terms set forth in this Award Agreement and the Plan, the Option will vest and become exercisable on the first anniversary of the Date of Grant. Vesting is contingent on your continued Board service through the vesting date.

4. Exercise.

(a) Method.

(i) In General. To the extent exercisable under Section 3 of this Award Agreement, the Option may be exercised in whole or in part, provided that the Option may not be exercised for less than one share of Common Stock in any single transaction. The Option may be exercised using a method specified by the Company.

(ii) Automatic Exercise. On the last trading day prior to the date on which any Option is scheduled to expire in accordance with the terms and conditions of this Award Agreement and the Plan, any vested and unexercised portion of such Option shall be automatically exercised on such date if such Option satisfies the following conditions:

(A) you have not affirmatively opted out of the automatic exercise of the Option in accordance with any procedure established by the Committee;

(B) there is an effective registration on file for the Shares subject to the Option on such date; and

2025 NQSO - Board

(C) the last reported sale price of a Share on the principal exchange on which Shares are listed on such date exceeds the Exercise Price per Share by such amount as may be determined by management (but not less than any anticipated transaction costs).

In the event of an automatic exercise of the Option pursuant to this Section 4(a)(ii), the payment of the Exercise Price, the amount of withholding taxes and any applicable transaction costs shall be made by the Company retaining the number of the Shares that would otherwise be delivered to you upon the automatic exercise that have an aggregate Fair Market Value (at the time retained by the Company) equal to the sum of the aggregate Exercise Price payable, the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be withheld and any applicable transaction costs, based on the last reported sale price of such Shares on the principal exchange on which Shares are listed on such date. The automatic exercise is provided as a convenience and as a protection against inadvertent expiration of the Option; because the exercise of the Option is normally your responsibility, you hereby waive any claims against the Company or any of its employees or agents if an automatic exercise does not occur for any reason and the Option expires.

(b) Payment of Exercise Price. The exercise of the Option is conditioned upon your payment to the Company of the Exercise Price for the number of shares of Common Stock that you elect to purchase. The Exercise Price may be paid in cash or by check, (ii) in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon exercise that have an aggregate Fair Market Value (at the time retained by the Company) equal to the aggregate Exercise Price payable and any applicable transaction costs, or (iii) by way of a broker-assisted stock option exercise program, if such a program is made available by the Company at the time of the exercise of the Option.

(c) Withholding. The exercise of the Option is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of the exercise. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon exercise that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be withheld and any applicable transaction costs, or (iii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Withholding of shares of Common Stock for payment of tax withholdings is not permitted for any reason.

(d) Issuance of Shares. Upon determining that compliance with this Award Agreement has occurred, including compliance with such reasonable requirements as the Company may impose pursuant to the Plan, the Company shall issue to you a certificate for the shares of Common Stock purchased, less any Shares retained by the Company to cover the sum of the aggregate Exercise Price payable, the amount of any tax withholding and any applicable transaction costs, if applicable, on the earliest practicable date (as determined by the Company)

thereafter. If the Company retains Shares that would otherwise be delivered to you upon exercise to cover the payment of the Exercise Price, the amount of tax withholding and/or the amount of any applicable transaction costs, and that would not result in the issuance of a whole number of Shares to you, the Company shall pay you cash in lieu of any excess fractional Share retained.

5. Effect of Death and Disability. In the event of your death or Disability prior to the complete exercise of the Option, any unvested portion of the Option will vest in full immediately and the remaining portion of the Option may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within three years after the date of your death or Disability, but only (i) by you, or in the event of your death, by your estate or the person or persons to whom the Option passes under your will or the laws of descent and distribution, and (ii) prior to the close of business on the Expiration Date of the Option.

6. Effect of Retirement. Upon your Retirement prior to the complete exercise of the Option, the unvested portion of the Option will be canceled as of your last day of service, and the remaining portion of the Option may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within three years after the date of such termination, but only (i) to the extent that the Option was vested and exercisable on the date such termination, and (ii) prior to the close of business on the Expiration Date of the Option. The term “Retirement” means retirement from the Company at age fifty-five (55) or later with ten or more years of service with the Company.

7. Effect of Other Termination. Upon your termination of Board service for a reason other than death, Disability or Retirement prior to the complete exercise of the Option, the unvested portion of the Option will be canceled as of your last day of Board service, and the remaining portion of the Option may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within one year after the date of such termination, but only (i) to the extent that the Option was vested and exercisable on the date of such termination, and (ii) prior to the close of business on the Expiration Date of the Option. Notwithstanding the foregoing, if your service is terminated by reason of conduct that is determined by the Board to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or if you engage in such conduct after termination of your board service, you will forfeit all rights under the Option, both unvested and vested.

8. Transfer of Option. Except as otherwise determined by the Board, the Option may not be transferred, assigned or pledged (except by will or the laws of descent and distribution, or pursuant to a domestic relations order) and the Option is only exercisable by you during your lifetime.

9. Limitation of Rights. You will not have any rights as a stockholder with respect to the shares of Common Stock covered by the Option until you become the holder of record of such shares by exercising the Option. Neither the Plan, the granting of the Option nor this Award Agreement gives you any right to remain in the service of the Company or any Affiliate.

10. Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

11. Restrictions on Issuance of Shares. If at any time the Company determines that the listing, registration or qualification of the shares covered by the Option upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

12. Plan Controls. The Option is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Company pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.

13. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Option with your consent.

14. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.

15. Section 409A. The Option is intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and the Plan and this Award Agreement shall be administered and interpreted consistent with such intention.

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